Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is made between Mark Frost (“Executive”) and ALBANY MOLECULAR RESEARCH, INC. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is serving as the Company’s Senior Vice President of Administration and Chief Financial Officer;

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement dated April 5, 2012 (the “Employment Agreement”);

WHEREAS, the Parties also entered into a Confidentiality and Non-Disclosure Agreement dated March 31, 2006 (“Employee Agreement”), the terms of which expressly survive the termination of Executive’s employment;

WHEREAS, Executive holds options to purchase shares of the Company’s common stock which are both vested and unvested options and are governed by the Company’s Amended 2008 Stock Option and Incentive Plan (the “Stock Plan”) and associated stock option agreements and shares of restricted stock which are unvested and are governed by the Stock Plan and associated restricted stock agreements (collectively “Equity Documents”);

WHEREAS, pursuant the Employment Agreement, the Company has agreed to provide Executive with certain termination benefits (the “Termination Benefits”) in the event of a termination without Cause provided that, among other things, the Executive enters into a Separation Agreement which includes a general release of claims in favor of the Company and related persons and entities;

WHEREAS, in exchange for, among other things, Executive’s agreement to the terms of this Separation Agreement, the Company shall provide Executive with the Termination Benefits as described below;

WHEREAS, the Non-Contingent Payments set forth in Section 1 and the Termination Benefits set forth in Section 2 are the exclusive source of payments, benefits and equity rights to Executive in connection with the termination of Executive’s employment. By entering into this Separation Agreement, which includes the severance pay and benefits set forth in the Employment Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, or program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Non-Contingent Payments. Executive and the Company acknowledge and agree that (a) Executive shall continue to remain an active, full-time employee of the Company, receiving base salary and benefits (in each case at the same amount and level as in effective immediately prior to the date hereof, provided however, that any benefits available to the Executive may be modified to the extent such benefits are modified for the other members of the executive staff of the Company), through the earlier of September 14, 2012 or the date on which the Company informs the Employee that he no longer must report to work (the “Termination Date”), (b) the Employee Agreement and the Equity Documents shall remain in full force and effect in accordance with their terms, and (c) except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms. On the Termination Date, the Executive will resign all of his positions with the Company, including any positions as director or officer of any of the Company’s subsidiaries and will sign any documents reflecting such resignations reasonably requested by the Company. The Company shall also pay all accrued but unused vacation through the Termination Date, such payment to be made on the first payroll date following the Termination Date. The Company shall promptly reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Termination Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy.

2.            Termination Benefits. For purposes of the Employment Agreement, Executive’s employment shall be treated as having been terminated without Cause. Accordingly, in exchange for, among other things, his signing, not revoking and complying with the terms of this Separation Agreement, the Company agrees to provide Executive with the following Termination Benefits:

(a)         the Company shall continue to pay Executive the base salary that is in effect as of the date hereof for a period commencing on the Termination Date and continuing through December 31, 2013;

(b)         upon approval by the Compensation Committee of the Company, the vesting date of the following shares of restricted stock previously issued to the Executive (a total of 18,066 shares of Restricted Stock) shall accelerate to the Termination Date and such awards shall be otherwise governed by the terms of the Equity Documents:

(i)	6,667 shares granted February 17, 2012 (not performance based)

(ii)	4,999 shares granted June 2, 2011 (not performance based)

(iii)	4,000 shares granted March 8, 2010

(iv)	1,600 shares granted March 16, 2009

(v)	800 shares granted March 17, 2008

(c)         the Company shall pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility, which the parties agree to be $15,000 which will be paid in a lump sum to the designated outplacement firm within thirty (30) days of the Termination Date;

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(d)        the Company shall provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the Termination Date for a period from the Termination Date through December 31, 2013;

(e)         the Company will pay Executive a bonus in a final amount to be determined following the close of the 2012 fiscal year (the “2012 Bonus”) and calculated as the sum of the following: (i) $51,030 plus (ii) an amount up to $178,605 which will be calculated based on the Company’s achievement of the 2012 bonus targets that were established by the Board of Directors and will be finally determined by the Compensation Committee of the Board of Directors following completion of the audit of the fiscal year results. For purposes of this Section 2(e) Executive’s corporate bonus allocation, if any, shall be determined in the same manner as the other Executives at the Company. The 2012 Bonus will be paid no later than the date that the bonuses, if any, for such time period are paid to the other executive officers of the Company or March 15, 2013, whichever is earlier;

(f)         any other equity awards pursuant to the Equity Documents which are not accelerated pursuant to Section 2(b) shall cease to vest on the Termination Date and exercise of such equity awards shall be subject to the terms of the Equity Documents.

3.	General Release.

(a)         Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective executive benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the New York Executive Law; the New York Constitution; the New York Labor Law; the New York Civil Rights Law; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company and the termination of his employment and all claims in his capacity as a Company stockholder. Executive understands that this general release does not release any rights arising under or preserved by this Separation Agreement, or to claims that may arise out of acts or events that occur after the date on which Executive signs this Separation Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Separation Agreement. The Company represents that it is unaware of any claims, demands, debts, damages and liabilities of any kind that the Company may have against the Executive  as of the date of this Separation Agreement and that Executive’s willingness to enter into this Separation Agreement and provide the release set forth in this Section is in consideration, in part, on that representation.

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(b)         Executive also agrees to confirm on the Termination Date, in the form of the confirmation attached to this Separation Agreement, that the general release set forth in Section 3(a) remains in effect and that it also is applicable to any claims which may have arisen during the period from the execution of this Separation Agreement through the Termination Date.

4.            Communications Regarding Departure and Nondisparagement Other than to state the fact that the termination of Executive’s employment has occurred and other public filings required by law, neither the Company nor Executive will communicate with any of the Company’s current customers, suppliers or business partners (collectively “Company Contacts”) about his departure from the Company without the express consent of the other party. Executive further agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The executives and directors of the Company will be instructed not to make any disparaging statements concerning Executive.

5.            Return of Property. Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). Executive further commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any computer or other device that remains Executive’s property after the Termination Date (except to the extent any such information was automatically backed up and is not reasonably accessible).

6.            Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in the Employment Agreement, including but not limited to Sections 7 and 8 thereof, and in Section 5 and Section 6 of this Separation Agreement and those set forth in the Employee Agreement shall be referred to as the “Restrictive Covenants.” Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any part of the Restrictive Covenants, then Executive also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

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7.            Advice of Counsel. This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is voluntarily entering into this Separation Agreement.

8.            Termination of Termination Benefits. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the Restrictive Covenants. In the event that Executive fails to comply with any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Termination Benefits set forth in Section 2 of this Separation Agreement. Such termination of those payments and benefits in the event of such breach by the Executive shall not affect Executive’s ongoing obligations and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.

9.            Time for Consideration; Effective Date. Executive acknowledges that he has been provided with the opportunity to consider this Separation Agreement for twenty-one (21) days before signing it. To accept this Separation Agreement, Executive must return a signed original of this Separation Agreement so that it is received by Brian Russell on or before the expiration of this twenty-one (21) day period. If Executive signs this Separation Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Separation Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement for the entire twenty-one (21) day period. Executive and the Company agree that any changes or modifications to this Separation Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Separation Agreement, Executive shall retain the right to revoke this Separation Agreement by written notice that must be received by Brian Russell before the end of such revocation period. This Separation Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Separation Agreement during the revocation period.

10.          Enforceability. Executive acknowledges that, if any portion or provision of this Separation Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

11.          Entire Agreement. This Separation Agreement, the Employee Agreement, the Equity Documents, and the Employment Agreement (except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement) constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company.

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12.          Waiver. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement, or the waiver by either Party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.          Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

14.          Governing Law; Disputes; Interpretation. This Separation Agreement shall be construed and regulated in all respects under the laws of the State of New York without regard to conflict of law principles. Any dispute or controversy arising under or in connection with this Separation Agreement shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

15.          Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

16.          Section 409A.

(a)         Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

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(b)         To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c)         The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)         The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Thomas E. D’Ambra
Thomas E. D’Ambra
President and Chief Executive Officer
Date:	September10, 2012

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I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Mark T. Frost
MARK T. FROST

Date:   September 10, 2012

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CONFIRMATION OF RELEASE PROVISION IN SEPARATION AGREEMENT

I, Mark Frost, acknowledge and agree:

1.         I executed a Separation Agreement dated September 10, 2012 with the advice of counsel.

2.         Section 3(a) of the Separation Agreement includes a General Release which released Claims (as defined in the Separation Agreement) against the Releasees (as defined in the Separation Agreement) and was applicable to Claims through the date of execution of the Separation Agreement.

3.         As provided in Section 3(b) of the Separation Agreement, I confirm that, from the date of execution of the Separation Agreement through the Termination Date (as defined in the Separation Agreement), Section 3(a) of the Separation Agreement remains in effect and also applies to any and all Claims which may have accrued against the Releasees (other than excepted rights described in Section 3(a) of the Separation Agreement) during that period.

September 14, 2012
Mark Frost	Date

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